Exhibit 10.1

Amendment No 2 to Agreement Relating to Employment

AMENDMENT dated December 22, 2008, by and between NetScout Systems, Inc., a Delaware corporation (the “Company”), and Anil Singhal (“Mr. Singhal”).

WHEREAS, the Company and Mr. Singhal entered into that certain Agreement Relating to Employment, dated January 3, 2007 and as amended on February 2, 2007 (as amended, the “Employment Agreement”) ;

WHEREAS, the parties desire to amend the Employment Agreement to change certain provisions with respect to Mr. Singhal’s retirement benefits;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	Section 6 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“6. TERMINATION WITHOUT DUE CAUSE. In the event that: (a) Mr. Singhal’s employment is terminated by the Company at any time for any reason other than Due Cause; or (b) Mr. Singhal terminates his employment with the Company at any time for any reason, the Company’s sole liability to Mr. Singhal will be to pay the amounts set forth in Schedule A hereto based on the time period calculated in accordance with Schedule A.

2.	This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

4.	No other terms of the Employment Agreement are deemed modified by this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

NETSCOUT SYSTEMS, INC.

By:	/s/ David Sommers
David Sommers
CFO, Sr. Vice-President, General Operations

Accepted and Agreed:

/s/ Anil Singhal
Anil Singhal